Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION

PAYS DIVIDEND TO COMMON STOCKHOLDERS

OAK BROOK, Ill. (July 19, 2004) – Inland Real Estate Corporation (NYSE: IRC) announced that today it paid a cash dividend of $0.077 per share on the outstanding shares of its common stock to common stockholders of record on June 1, 2004.  The aggregate cash dividend paid to a particular common stockholder of record will be rounded to the nearest $0.01, up or down, with $0.005 or more being rounded up.  The Company has approximately 66.5 million shares of common stock outstanding.

Currently, Inland Real Estate Corporation pays an annual cash dividend of $0.94 per share, a portion of which is distributed monthly to common stockholders.  The amount of each monthly cash dividend is computed on the basis of a 365-day year using the actual number of days in the month immediately preceding the dividend payment. The Company anticipates that its next monthly cash dividend will be paid on August 17, 2004 to common stockholders of record at the close of business on August 2, 2004.

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns 139 neighborhood, community and single-tenant retail centers located in the Midwestern United States. To learn more about the company, please visit http://www.inlandrealestate.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “may”, “will”, “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Paying Agent:   Registrar and Transfer Company, (800) 368-5948